Exhibit 10.10
VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

The Board of Directors of VeriSign, Inc. has approved a grant to you (the “Participant” named below) of Performance-Based Restricted Stock Units (“RSUs”) pursuant to the VeriSign, Inc. 2006 Equity Incentive Plan (the “Plan”), as described below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Participant:

Number of RSUs:

Date of Grant:

Performance Period:

1. Grant of Awards. The Company has granted to Participant [ ] RSUs, subject to the terms of this Agreement and the terms of the Plan. The number of RSUs awarded to Participant represents a target award for the Performance Period (the “Target Award”). The number of RSUs of Participant’s actual earned award (the “Actual Award”) will be calculated as the Target Award multiplied by the Performance Multiplier, as determined by the Compensation Committee (the “Committee”). Each RSU represents the right to receive one (1) Share of Common Stock as set forth herein.

2. Performance Multiplier. The Performance Multiplier shall be determined by reference to achievement of the performance goals for the Performance Period as set forth in Exhibit A – Performance Goals and Payout Scale for Performance Based RSUs.

3. Vesting Schedule. Participant’s Actual Award will vest on the date as set forth in Exhibit A (the “Vesting Date”).

4. Settlement. Settlement of vested RSUs shall be made within 30 days following the Vesting Date (provided that if at the time of settlement Participant is a “specified employee” of the Company under Section 409A of the Internal Revenue Code (“Section 409A”), and settlement would be treated as a payment made on separation of service, then if required to avoid the taxes imposed by Section 409A settlement shall be delayed by six (6) months (or if earlier, until death), or such other period of time as is then required to avoid such taxes). Notwithstanding any provision to the contrary in this agreement, to the extent necessary to avoid the imposition of any taxes under Section 409A, no payment or distribution under this agreement that becomes payable by reason of a Participant’s termination of employment with the Company will be made to such Participant unless such Participant’s termination of employment constitutes a “separation from service” (as such term is defined in Section 409A). For purposes of this agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. Settlement of vested RSUs shall be in Shares; provided, that pursuant to Section 10, if Shares may not be withheld as a result of foreign tax law, then an appropriate number of RSUs may or may not be automatically settled in cash, depending upon the taxable jurisdiction. In addition, if determined by the Committee in its discretion at the time of payment, RSUs may also be settled in cash or some combination of cash and Shares. The Participant shall pay to the Company the aggregate par value of the Shares issued prior to their issuance (par value being $0.001 per Share) with such payment deemed to have been made for each Share, by Participant’s services from the Date of Grant to the Vesting Date. Participant agrees that, if necessary due to applicable law, Participant shall pay to the Company each affected Share’s par value by making appropriate payroll deductions from funds due the Participant. Notwithstanding the issuance of Shares in settlement of the RSUs or the delivery of one or more stock certificates for such Shares, the Shares shall be subject to applicable restrictions on transfer or sale, if any, as may be set forth in the Participant’s written employment or service contract with the Company or pursuant to any policy adopted by the Company, now or hereafter existing, that imposes stock ownership requirements, stock retention requirements or stock sale restrictions on the Participant. To enforce any restrictions or requirements on the Participant’s Shares, the Committee may require the Participant to deposit all certificates, together with stock powers or other instruments of transfer approved by the Committee appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions or requirements have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions or requirements to be placed on the certificates.

5. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to vote such Shares, subject to the terms, conditions and restrictions described in the Plan and herein.

6. Dividend Equivalents. Any dividends following the Date of Grant but before the Vesting Date paid in cash on Shares of the Company shall be credited to the Participant as additional RSUs as if the RSUs held by the Participant were outstanding Shares, as follows: such credit shall be made in whole and/or fractional RSUs and shall be based on the Fair Market Value of the Shares on the date of payment of such dividend. All such additional RSUs shall also be adjusted by the Performance Multiplier, shall vest on the Vesting Date and shall be settled in accordance with, and at the time of, settlement of the vested RSUs to which they are related.

7. No Transfer. The RSUs and any interest therein: (i) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, and (ii) shall, if the Participant’s continuous employment with the Company or any of its affiliates shall terminate for any reason (except as otherwise provided in the Plan or Section 8 below), be forfeited to the Company forthwith, and all the rights of the Participant to such RSUs shall immediately terminate.

8. Termination.
(i)    In the event of a Participant’s Termination by the Company or by the Participant, all unvested RSUs shall (except as otherwise provided in the Plan or herein), be forfeited to the Company forthwith, and all the rights of the Participant to such RSUs shall immediately terminate.
(ii)    In the event of a Participant’s Termination due solely to death or Disability while any RSUs granted hereunder remain unvested, the RSUs that are unvested shall accelerate as follows: (a) if such Termination occurs during the Performance Period and before the conclusion of the Performance Period, then the RSUs will fully accelerate based on the target performance achievement; and (b) if such Termination occurs after the conclusion of the Performance Period but before the award for the Performance Period has been paid, then the RSUs will fully accelerate based upon the actual performance achievement.
(iii)    In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

9. Acknowledgement. The Company and the Participant agree that the RSUs are granted under and governed by this Performance-Based Restricted Stock Unit Agreement and by the provisions of the Plan (incorporated herein by reference). The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. In the event that upon the 30th day after the Date of Grant, the Participant has not refused the RSUs by notice to the Company pursuant to Section 15 hereof, the Participant shall be deemed to have accepted the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan.

10. Tax Consequences. The Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith and that the Company recommends that Participant should consult a tax adviser prior to such settlement or disposition. In particular, Participant must make arrangements, satisfactory to the Company, for satisfaction of any applicable foreign, federal, state or local income tax withholding requirements or social security requirements related to the grant of the RSUs or Participant’s receipt of Shares in settlement thereof, including, in either case, any dividend paid in respect thereof. In the event settlement of the RSUs is made in Shares, the Company will satisfy the minimum statutory withholding tax obligation by withholding a certain number of Shares otherwise deliverable from the total number of Shares deliverable to the Participant upon settlement unless Shares may not be withheld as a result of foreign tax law (in which case an appropriate number of RSUs may or may not be automatically settled in cash, depending upon the taxable jurisdiction). In the event that any RSUs are settled in cash, or Shares may not be withheld as a result of foreign tax law, the Participant hereby authorizes the Company to withhold the required minimum amount from Participant’s other sources of compensation from the Company or any Parent or Subsidiary.

11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12. Incentive-Based Compensation Recovery Policy. The Committee has adopted the Incentive-Based Compensation Recovery Policy (the “Policy”) which applies to all Section 16 executive officers. The Policy applies whenever there is an Accounting Restatement (as such term is defined in the Policy), and, as a result, a Section 16 executive has received more incentive compensation than he or she would have received had the incentive compensation been determined based on the restated amounts. To the extent you are subject to the Policy, you agree that the Committee can seek recovery of any such overpayment received under this Agreement per the terms of the Policy.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia as such laws are applied to agreements between Virginia residents entered into and to be performed entirely within Virginia, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

15. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing (including email) and addressed to Participant at the participant’s Company email address, the address of record or to such other address as Participant may designate in writing from time to time to the Company or may be posted on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Participant’s email address at the Company, or (v) upon posting on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com.

16. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17. Headings. The captions and headings of this Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Agreement.

18. Entire Agreement; Modification. The Plan and this Performance-Based Restricted Stock Unit Agreement for these RSUs constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof. This Performance-Based Restricted Stock Unit Agreement may be amended only by a written instrument executed by an authorized representative of the Company and effectively given to the Participant pursuant to the methods of delivery set forth in Section 15 above. Any such amendment shall be deemed effective thirty (30) calendar days after the date on which it is effectively given to the Participant as described in Section 15 above, provided the Participant does not provide the Company with a written notice within that thirty (30) day period rejecting the amendment.

Please sign your name in the space provided below on this Performance-Based Restricted Stock Unit Agreement and return an executed copy to: Human Resources, Attn: Ellen Petrocci, VeriSign, Inc., 12061 Bluemont Way, Reston, VA 20190.

VERISIGN, INC.	PARTICIPANT

By:
(Signature)	(Signature)

(Please print name)	(Please print name)

(Please print title)

        4